IQST – iQSTEL Confirms $90 Million 2022 Revenue Forecast And Nasdaq Uplisting Initiative

New York, NY, Feb. 10, 2022 (GLOBE NEWSWIRE) -- iQSTEL, Inc. (OTCQX: IQST) continues into the second month of 2022 on track toward its $90 million annual revenue target and Nasdaq uplisting in spite of the prevailing inflationary news and market volatility. In conjunction with the company’s growth and uplisting objectives, iQSTEL CEO Leandro Iglesias continues in his regular publication of periodic updates narrating the company’s progress. The CEO’s latest letter to shareholders is included in its entirety below:

Dear Shareholders:

My update today is brief.  The primary purpose of my update is to reassure shareholders that iQSTEL remains well on track toward our 2022 forecasted $90 million revenue target as well as remaining on track to uplist to Nasdaq in the first six months of this year.

News about inflation and market volatility is flooding the media channels. In spite of the market news, iQSTEL has not altered any of its 2022 plans and no hurdle has arisen altering our path.

While iQSTEL’s share price is not immune from the prevailing market volatility, we remain confident market conditions will improve and likewise optimistic in the potential of iQSTEL’s share price to organically rise to the Nasdaq minimum listing requirement.

Sincerely,

Leandro Iglesias
CEO

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly-listed company holding an Independent Board of Directors and Independent Audit Committee offering leading-edge services through its two business divisions and each of them with independent brands. The B2B division, Brand IQSTelecom offering Telecommunications, Internet of Things, Technology and Blockchain platforms services, the target market for the B2B division is Global

Markets. The B2C division, Brand EVOSS offering EV Electric Motorcycles, Fintech Ecosystem, the target market for this business division is Latin America, and the Spanish speakers in the USA. The company has presence in 15 countries, and its products and services are used in several industries as Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. IQSTEL announced on February 17th 2021 that it became a Debt Free Company and is now completely debt free with no Convertible Notes, Warrants, Promissory Notes or Settlement Agreements from its Balance Sheet.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale.Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907, IR Email: investors@iqstel.com
Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com

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